Exhibit 10.27

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is made between Kevin Pope (“Executive”) and Calix, Inc., a Delaware corporation (“Calix”), effective December 15, 2014 (“Effective Date”). Executive and Calix may be collectively referred to as “Parties."

A.    Executive currently serves as the Senior Vice President, Systems Software Development of Calix;
B.     The Parties desire that Executive transition to the role of Advisor for Systems Software Development effective December 15, 2014 (“Transition Date”);
C.     The Parties desire that Executive terminate employment with Calix on February 27, 2015 (“Termination Date”); and
E.    The Parties want to transition Executive’s duties and end their relationship amicably and also to establish the obligations of the Parties, including all amounts due and owing to Executive.
The Parties agree as follows:
1.Continued Employment. Executive acknowledges that, while continuing to serve as Calix’s Advisor for Systems Software Development, Executive shall continue to be subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Executive shall no longer be eligible to participate in Calix’s Amended and Restated Executive Change in Control and Severance Plan (“Severance Plan”), which is entirely superseded by this Agreement.
2.Transition.
(a)Transition Period. Unless Executive’s employment with Calix is terminated for cause or Executive voluntarily resigns from Calix during the period of time commencing on the Transition Date and ending on the Termination Date (“Transition Period”), Executive shall remain employed by Calix as Advisor for Systems Software Development. Executive shall provide transition services in Executive’s areas of expertise and such other duties as shall be assigned by Calix’s Chief Executive Officer (“CEO”) or other Calix officer designated by the CEO (“Transition Duties”). Executive agrees that, during the Transition Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any Competitor (as defined below) of Calix and may only accept employment with a Competitor if Executive receives written consent from the CEO. Executive shall otherwise devote such time and attention to Executive’s Transition Duties as shall reasonably be required. For purposes of this Agreement, “Competitor” means any company that could reasonably be considered to be a competitor of Calix, including all of the following entities and their respective parents, affiliates and subsidiaries: Accedian Networks Inc.; ADTRAN, Inc.; Alcatel-Lucent, S.A.; BTI Systems Inc.; CIENA Corp.; Cisco Systems, Inc.; Cyan, Inc.; Huawei Technologies Co., Ltd.; Zhone Technologies Inc.; and ZTE Corporation.
(b)Salary and Benefits Continuation. During the Transition Period, Executive will continue to be paid an annual base salary of $265,200.00, in bi-weekly installments in accordance with Calix’s standard payroll practices, accrue paid vacation and be eligible for all employee benefit plans available to senior executives of Calix (other than the Severance Plan) through the Termination Date. All payments made to Executive during the Transition Period will be subject to standard payroll deductions and withholdings.
(c)Equity Awards. Each stock option, restricted stock award and restricted stock unit award held by Executive shall continue to vest in accordance with its terms and remain outstanding based upon Executive’s continued service during the Transition Period.
(d)Business Expenses. Calix shall reimburse Executive for all outstanding expenses incurred prior to the Termination Date which are consistent with Calix’s travel, entertainment and other business expenses policies, subject to Calix’s requirements with respect to reporting and documenting such expenses.
(e)SEC Reporting. Executive acknowledges that to the extent required by the Exchange Act, Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report certain transactions in Calix common stock for six months following the Transition Date. Executive agrees not to undertake, directly or indirectly, any reportable transactions until the end of such six-month period.
(f)Protection of Information. Executive agrees that, except for the purposes of performing the Transition Duties, he will not seek to obtain any confidential or proprietary information or materials of Calix.
3.Severance. Without admission of any liability, fact or claim, Calix agrees, subject to the execution of this Agreement and Executive’s delivery to Calix of the General Release of Claims attached as Exhibit A (“Release of Claims”) that becomes effective and irrevocable 30 days following the Termination Date, and Executive’s performance of his continuing obligations under this Agreement and the confidentiality agreement signed by Executive upon his initial acceptance of employment with Calix (“Confidentiality Agreement”), to provide Executive the severance benefits set forth below:

Exhibit 10.27

(a)Six months of Executive’s base salary (as set forth in Section 2(b) above) payable in a lump sum no later than ten days following the date the Release of Claims is no longer subject to revocation, which will be $132,600.00, less applicable withholding obligations;
(b)Six months of Executive’s annual target cash bonus opportunity payable in a lump sum no later than ten days following the date the Release of Claims is no longer subject to revocation, which will be $53,040.00, less applicable withholding obligations;
(c)Each outstanding equity award held by Executive as of the Termination Date that vests solely based upon continued service will vest, and if applicable, become exercisable to the same extent such equity award would have vested had Executive continued to remain employed by Calix for six months following the Termination Date. Except as set forth above, each equity award held by Executive as of the Termination Date that is unvested as of the Termination Date shall immediately terminate; and
(d)If Executive elects to continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Calix will pay or, at its election, reimburse Executive for, premiums for health insurance coverage to the same extent it paid health insurance premiums on Executive’s behalf immediately prior to the Termination Date for a period of six months following the Termination Date, provided, however, that such Calix-paid premiums will terminate earlier if Executive cancels the underlying coverage or coverage otherwise ends sooner because Executive obtains health coverage with another employer. If Executive’s Calix-paid premiums include dependents at the Termination Date, Calix will continue to pay premiums for such dependents to the same extent, and for the same duration, unless Executive elects otherwise.
4.Final Paycheck. Executive acknowledges and agrees that, unless his employment with Calix is terminated earlier by Calix for cause or by Executive for any reason, Executive’s status as an employee of Calix will end on the Termination Date. As soon as administratively practicable after the Termination Date, Calix will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether he executes or revokes this Agreement or the Release of Claims. Following the Termination Date, Executive may elect to receive continued healthcare coverage under COBRA.
5.Full Payment. Executive acknowledges that the payment and arrangements set forth above shall constitute full and complete satisfaction of all amounts due and owing to Executive as a result of his employment with Calix and the termination of that employment.
6.Executive’s Release of Calix. Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, Calix or any of its employees or other agents for any reason, based on anything that has occurred as of the date Executive signs this Agreement.
(a)On behalf of Executive and his heirs, assigns, executors, administrators, trusts, spouse and estate, Executive releases and forever discharges “Releasees,” consisting of Calix and each of its shareholders, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees and insurers, and all persons acting by, through, under or in concert with them, from all actions, causes of action in law or equity, debts, liens, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature, known or unknown, fixed or contingent (“Claims”), which Executive now has or may later have against any Releasee by reason of any matter, cause, or thing from the beginning of time to the Effective Date, including any and all Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, brought under federal, state, or local laws relating to employment, including those of any kind that may be brought in any court or administrative agency arising under: Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; for breach of contract; arising in tort, including Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, or breach of the implied covenant of good faith and fair dealing; and other proceedings providing for damages or other remedies, including compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)However, Executive does not release the following claims:
(i)Claims for unemployment compensation or any state disability insurance benefits under the terms of state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of Calix;
(iii)Claims to continued participation in certain of Calix’s group benefit plans under the terms and conditions of COBRA;

Exhibit 10.27

(iv)Claims to any benefit entitlements vested as the date of Executive’s employment termination, under written terms of any Calix employee benefit plan;
(v)Claims for indemnification under Calix’s Bylaws, any indemnification agreement between Calix and Executive, California Labor Code Section 2802 or any other applicable law; and
(vi)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)Executive acknowledges that he has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.”
Being aware of said Code section, Executive expressly waives any rights he may have thereunder, as well as under any other similar statutes or common law principles.
7.Non-Disparagement, Transition, Transfer of Calix Property and Limitations on Service. Executive further agrees that:
(a)Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame Calix, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. Calix agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 7(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
(b)Transition. Each of Calix and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executives of Calix.
(c)Transfer of Calix Property. On or before the Termination Date, Executive shall turn over to Calix all files, memoranda, records, and other documents, and any other physical or personal property which are the property of Calix and which he has in his possession, custody or control on the Termination Date.
8.Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against Calix or any affiliate of Calix with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by Calix and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
9.No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released, or of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person or entity not a party to this Agreement, in any manner, including by way of subrogation or operation of law. If any claim, action, demand or suit should be made against Calix or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless Calix and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments under this Agreement, which may be transferred only upon Executive’s death by will or operation of law.
10.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California or, where applicable, United States federal law, in each case without regard to any conflicts of laws provisions. The Parties consent to the exclusive jurisdiction of, and venue in, the state and federal courts within San Francisco County, California for the resolution of any disputes arising out of or in any way related to this Agreement.
11.Miscellaneous. This Agreement, collectively with the Confidentiality Agreement, the Release of Claims and all agreements relating to Executive’s outstanding equity awards, constitutes the entire agreement between the Parties with regard to its subject

Exhibit 10.27

matter and supersedes any other agreements between the Parties with regard to its subject matter. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only by a writing signed by Executive and an authorized officer or director of Calix. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. The Parties agree that signatures delivered by scan, email or other electronic means shall be considered original signatures for all purposes under this Agreement.
12.Calix Assignment and Successors. Calix shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of Calix (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of Calix and its successors, assigns and legal representatives.
13.Maintaining Confidential Information. Executive reaffirms his obligations under his Confidentiality Agreement. Executive acknowledges and agrees that the payments provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.
14.Executive’s Cooperation.  After the Termination Date, Executive shall cooperate with Calix and its affiliates, upon Calix’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities during his employment with Calix (including Executive being available to Calix upon reasonable notice for interviews and factual investigations, appearing to give testimony without requiring service of a subpoena or other legal process, and turning over to Calix all relevant Calix documents which are or may have come into Executive’s possession during his employment).

DATED: December 15, 2014
/s/ Kevin Pope
Kevin Pope

Calix, Inc.
DATED: December 15, 2014

By: /s/ William Atkins
William Atkins

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into December 15, 2014, between Kevin Pope (“Executive”) and Calix, Inc., a Delaware corporation (“Calix”) (collectively the “Parties”), effective eight days after Executive’s signature (“Effective Date”), unless Executive revokes his acceptance of this Release as provided in Paragraph 1(c), below.

1.Executive’s Release of Calix. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, Calix or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.
(a)On behalf of Executive and his heirs, assigns, executors, administrators, trusts, spouse and estate, Executive releases and forever discharges “Releasees,” consisting of Calix and each of its shareholders, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees and insurers, and all persons acting by, through, under or in concert with them, from all actions, causes of action in law or equity, debts, liens, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature, known or unknown, fixed or contingent (“Claims”), which Executive now has or may later have against any Releasee by reason of any matter, cause, or thing from the beginning of time to the Effective Date, including any and all Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, brought under federal, state, or local laws relating to employment, including those of any kind that may be brought in any court or administrative agency arising under: Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; for breach of contract; arising in tort, including Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud,

Exhibit 10.27

misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, or breach of the implied covenant of good faith and fair dealing; and other proceedings providing for damages or other remedies, including compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)However, Executive does not release the following claims:
(i)Claims for unemployment compensation or any state disability insurance benefits;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of Calix;
(iii)Claims to continued participation in certain of Calix’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)Claims to any benefit entitlements vested as the date of Executive’s employment termination, under written terms of any Calix employee benefit plan;
(v)Claims for indemnification under any indemnification agreement between Calix and Executive, Calix’s Bylaws, California Labor Code Section 2802 or any other law; and
(vi)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)Executive has the right to consult with an attorney before signing this Release;
(ii)Executive has been given at least 21 days to consider this Release;
(iii)Executive has seven days after signing this Release to revoke it, and Executive will not receive the severance benefits provided by Section 3 of the Transition and Separation Agreement entered into between the Parties on December 15, 2014 (the “Transition and Separation Agreement”) unless and until such seven-day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Release to General Counsel, Calix, Inc., 1035 N. McDowell Blvd., Petaluma, CA 94954 (CalixLegal@calix.com).
(d)Executive acknowledges that he has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor.”
Being aware of said Code section, Executive expressly waives any rights he may have thereunder, as well as under any other similar statutes or common law principles.
2.Executive Representations. Executive represents and warrants that:
(a)Executive has returned to Calix all Calix property in Executive’s possession;
(b)Executive is not owed wages, commissions, bonuses or other compensation, other than any payments that become due under Section 4 of the Transition and Separation Agreement;
(c)During the course of Executive’s employment Executive did not sustain any injuries for which he might be entitled to compensation under worker’s compensation law or Executive has disclosed any injuries of which he is currently, reasonably aware for which he might be entitled to compensation under worker’s compensation law;

Exhibit 10.27

(d)From the date Executive executed the Transition and Separation Agreement through the date Executive executes this Release, Executive has not made any disparaging comments about Calix, nor will he do so in the future; and
(e)Executive has not initiated any adversarial proceedings of any kind against Calix or against any other person or entity released, nor will Executive do so in the future, except as specifically allowed by this Release.
3.Maintaining Confidential Information. Executive reaffirms his obligations under the confidentiality agreement signed by Executive upon his initial acceptance of employment with Calix (“Confidentiality Agreement”). Executive acknowledges and agrees that the payments provided in Section 3 of the Transition and Separation Agreement shall be subject to Executive’s continued compliance with his obligations under the Confidentiality Agreement.
4.Cooperation with Calix. Executive reaffirms his obligations to cooperate with Calix under Section 13 of the Transition and Separation Agreement.
5.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
6.Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.
7.Integration Clause. This Release and the Transition and Separation Agreement contain the Parties’ entire agreement with regard to the transition and separation of Executive’s employment, and supersede any prior agreements as to those matters, whether oral or written. This Release may not be modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer of Calix.
8.Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Electronic signatures shall have the same force and effectiveness as original signatures.
9.Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

EXECUTIVE                    CALIX, INC.

/s/ Kevin Pope                    /s/ William Atkins
Kevin Pope                    By: William Atkins
Title: Executive VP and CFO

Date: December 18, 2014                Date: December 15, 2014